Exhibit 99.1

Madison Air Reports Third Quarter 2026 Results

•Backlog of $3,187.2 million up 119.3% year-over-year and orders up 25.9%
•Net sales of $1,126.7 million, up 25.4%
•Net income of $107.4 million, up 89.1%, with net income margin of 9.5% and adjusted net income* of $199.3 million, up 100.4%
•Adjusted EBITDA* of $298.3 million, up 18.6%, with adjusted EBITDA margin* of 26.5%
•Cash flow from operations - continuing operations of $172.0 million and free cash flow* of $158.0 million
•Ended 3Q with 0.4x Net Leverage; Adjusted Net Leverage was 2.6x, down ~0.25x from 2Q*
*This news release contains non-GAAP financial measures. Definitions and reconciliations of the non-GAAP financial measures can be found under “Selected Financial Data, Non-GAAP Measures and Definitions.”
**Financial information presented on a Pro Forma basis solely to give effect to the AprilAire Acquisition as if such transaction had occurred on January 1, 2025, and for Net Leverage and Adjusted Net Leverage to give effect to the IPO and debt prepayment. See the unaudited pro forma combined statements of operations filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for a description of the adjustments and assumptions underlying the Pro Forma financial information
***For the nine months ended September 30, 2025, certain results are presented on a “combined basis” as the sum of the amounts for the Company for such period and the amounts for AprilAire for the period From January 1, 2025 through May 6, 2025 (acquisition date) without any other adjustments. This presentation does not comply with GAAP or SEC rules for pro forma presentation.

Chicago, Illinois, November 5, 2026 - Madison Air Solutions Corporation (NYSE: MAIR) (the “Company” or “Madison Air”), a global provider of air quality solutions, today reported financial results for the third quarter of 2026.
“Our third quarter results demonstrate the power of disciplined execution against a clear long-term strategy,” said Jill Wyant, President and CEO. “We grew orders 26%, net sales 25% and adjusted EBITDA 19%, and ended the quarter with a record $3.2 billion backlog. Our Return on Air® value proposition, which delivers measurable customer outcomes, continues to drive consistent results. Combined with our focus on performance-driven growth markets where air is mission-critical and our value creation model, it is helping fuel broad-based momentum across the business. As customers increasingly recognize air as a business driver, we are expanding into new residential and commercial applications and unlocking attractive whitespace opportunities.”
Wyant added, “We continue to expect to complete our acquisition of ebm-papst soon after the end of the year. Planning remains on track, with a dedicated transition team in place actively advancing workstreams across key functional areas in preparation for a successful close. Our confidence in the strategic rationale and value creation opportunities continues to grow. The acquisition further strengthens our position in attractive markets with strong secular tailwinds and favorable lifecycle economics. Across the business, we are doing what we said we would do. Our strong year-to-date performance and record backlog give us the confidence to raise our full-year Madison Air outlook.”
Recent highlights include:
•Generated broad-based orders and revenue growth across our diverse portfolio of end markets and mission-critical applications. Within Commercial, strength across the portfolio drove growth, with Big Ass Fans delivering particularly strong performance and continued whitespace penetration. Residential also grew, led by AprilAire and continued adoption of Healthy Air solutions.
•Continued growing our data center cooling business to meet significant customer demand. Company margins reflected success-based mix from strong growth in this strategic market and new-program ramp costs. We made further progress on price/cost actions and ramp execution, and our services business delivered a record quarter.
•Raised full-year net sales and Adjusted EBITDA guidance, reflecting strong third-quarter performance and sustained momentum. Growing backlog, healthy new business pipelines and order activity continue to provide increased visibility into future performance.
•Announced the prospective acquisition of ebm-papst, further expanding our technology portfolio and capabilities. The combination broadens our addressable market and creates additional opportunities across commercial, aftermarket and services, while providing meaningful synergy potential through our operating model, scale and commercial reach. The transaction remains on track to close soon after the end of the year, with financing secured and integration planning underway.

2026 3Q Madison Air 1

Third Quarter 2026 Results

	(Unaudited)		(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share amounts)	2026	2025	2026	2025
GAAP Metrics
Net sales	$1,126.7	$898.4	$3,041.7	$2,408.4
Net Income (Loss)	107.4	56.8	220.9	133.8
Net Income (Loss) margin	9.5%	6.3%	7.3%	5.6%
Earnings Per Share (EPS) - continuing operations	0.20	0.15	0.48	0.33
Cash from Operating Activities	172.0	172.3	328.4	332.7
Non-GAAP Metrics
Organic sales	1,126.9	898.4	2,734.8	2,322.3
Adjusted net income (loss)	199.3	99.5	442.6	256.0
Adjusted net income (loss) margin	17.7%	11.1%	14.6%	10.6%
Adjusted EPS	0.38	0.28	0.98	0.71
Free cash flow (FCF)	158.0	160.0	298.0	312.4
Adjusted EBITDA	298.3	251.5	797.5	645.4
Adjusted EBITDA margin	26.5%	28.0%	26.2%	26.8%

By Segment
Commercial	$771.9	$554.2	$2,040.6	$1,580.2
Residential	355.5	344.5	1,004.9	829.3
Eliminations	(0.7)	(0.3)	(3.8)	(1.1)
Net Sales	$1,126.7	$898.4	$3,041.7	$2,408.4

Commercial	$200.5	$162.2	$534.6	$446.6
Residential	104.9	93.9	282.8	209.8
Central and other costs	(7.1)	(4.6)	(19.9)	(11.0)
Adjusted EBITDA	$298.3	$251.5	$797.5	$645.4
Full-Year 2026 Guidance**

	Prior Guidance**	Current Guidance***
Net Sales	$3,825 to $3,925 million	$4,050 to $4,125 million
Adjusted EBITDA*	$1,020 to $1,065 million	$1,040 to $1,070 million
*Note: When the Company provides expectations for non-GAAP measures on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort, because certain material reconciling items, such as depreciation and amortization, interest expense, and provision for income tax cannot be estimated due to factors outside of the Company’s control and could have a material impact on the reported results. See “Selected Financial Data, Non-GAAP Measures and Definitions” below for additional information.
**As of July 30, 2026 and may be impacted by factors outside of the Company’s control.
***Based on information as of November 5, 2026 and may be impacted by factors outside of the Company’s control.
Third Quarter 2026 Results by Segment
Commercial. Commercial segment net sales increased $217.9 million, or 39.3%, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025 primarily driven by broad-based growth across the segment, led by air, liquid and hybrid cooling, air movement and heat and commercial dehumidification solutions.
Commercial segment Adjusted EBITDA increased $38.3 million, or 23.6%, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. The EBITDA growth was driven by higher volumes and pricing, partially offset by success-based data center business mix, production ramp costs and inflation.
Commercial segment net sales increased $460.4 million, or 29.1%, for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025. Organically, Commercial net sales increased by 26.7% driven by broad-based growth across the segment, led by air, liquid and hybrid cooling, air movement, and energy efficiency solutions. Acquisitions contributed $36.1 million, or 2.3%, of additional net sales in the period.
Commercial segment Adjusted EBITDA increased $88.0 million, or 19.7%, for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025. Acquisitions contributed $9.2 million of incremental Commercial segment Adjusted EBITDA. Excluding the AprilAire Acquisition, Commercial segment Adjusted EBITDA growth was mainly driven by higher volumes and pricing, partially offset by production ramp costs and inflation.
2026 3Q Madison Air 2

Residential. Residential segment net sales increased $11.2 million, or 3.2%, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025 primarily driven by pricing and demand for healthy air systems.
Residential segment Adjusted EBITDA increased $11.0 million, or 11.7%, for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. The EBITDA growth was mainly driven by pricing, productivity improvements, and favorable net tariff impacts, partially offset by inflation.
Residential segment net sales increased $175.6 million, or 21.2%, for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025. Organically, Residential net sales decreased by 0.4% driven by modest volume declines for ventilation solutions, net of price increases and strong demand for healthy air systems. Acquisitions contributed to $177.0 million, or 21.3%, of additional net sales in the period.
Residential segment Adjusted EBITDA increased $73.0 million, or 34.8%, for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025. Acquisitions contributed $59.3 million of additional Residential segment Adjusted EBITDA. Excluding the AprilAire Acquisition, Residential segment Adjusted EBITDA increased by $2.7 million.
Cash Flows and Balance Sheet

	Nine months ended September 30,
	2026	2025
Net cash flows provided by (used in) operating activities	$328.4	$333.3
Net cash flow provided by (used in) operating activities - discontinued operations	—	0.6
Net cash flows provided by operating activities— continuing operations	328.4	332.7
Purchases of property, plant and equipment	(30.6)	(22.8)
Proceeds from disposal of property, plant and equipment	0.2	2.5
FCF	$298.0	$312.4
Net income (loss) from continuing operations	220.9	135.0
Operating cash flow conversion—continuing operations	148.7%	246.4%
FCF Conversion	134.9%	231.4%
Madison Air generated $328.4 million of cash flow from operations and had net investment of $30.4 million in capital expenditures, resulting in free cash flow of $298.0 million. This compares to $332.7 million of cash flow from operations, net investment of $20.3 million in capital expenditures, and $312.4 million in free cash flow for the prior-year period.
As of September 30, 2026, the Company had cash and cash equivalents of $2,645.2 million and a balance available on its revolving credit facility of $1,358.2 million. Total debt was $3,057.0 million at quarter-end. Cash and cash equivalents included $2,217.4 million of net proceeds from the equity private placement, which are expected to finance the acquisition of ebm-papst with additional debt financing.
JJ Foley, Chief Financial Officer, said, "Our strong earnings quality and cash generation are reflected in free cash flow conversion of 135% year to date. We also successfully completed the PIPE financing, securing an important source of funding for our planned acquisition of ebm-papst. Combined with disciplined capital management and continued cash generation, we remain well positioned to invest in organic growth opportunities, complete the ebm-papst acquisition and achieve our leverage target over time."
SELECTED FINANCIAL DATA, NON-GAAP MEASURES AND DEFINITIONS
Following are tables that present the Company's selected financial data.
Madison Air reports its financial results in accordance with United States GAAP. We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparison with such other companies. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measurements.
Organic sales and organic sales growth are non-GAAP financial measures. We define organic sales and organic sales growth rate as net sales and net sales growth rate as adjusted for acquisitions and divestitures and currency exchange rates. Sales from acquired businesses are excluded from the organic sales and organic sales growth calculation for the first 12 months following the acquisition date, while sales from divested businesses are excluded for the 12 months preceding the divestiture. Organic sales and organic sales growth are based on continuing operations and exclude sales from discontinued operations.
2026 3Q Madison Air 3

Free Cash Flow (“FCF”) is a non-GAAP liquidity measure. We define FCF as net cash flows provided by operating activities—continuing operations less purchases of property, plant and equipment plus proceeds from sale of property, plant and equipment.
Free Cash Flow Conversion is a non-GAAP liquidity measure. We define Free Cash Flow Conversion as free cash flow divided by net income (loss) from continuing operations.
Adjusted Gross Profit is a non-GAAP financial measure. We define Adjusted Gross Profit as net sales less cost of goods sold, excluding the purchase accounting impacts of acquisitions such as amortization related to technology-related intangible assets and purchase accounting inventory adjustments.
Adjusted Gross Profit Margin is a non-GAAP financial measure. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by net sales.
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) as adjusted for net (income) loss from discontinued operations, interest and financing expenses, income tax expense (benefit), depreciation and amortization, acquisition and divestiture expenses, restructuring expenses, equity appreciation rights expense, non-operating expenses (income), allocated Madison Industries costs, and non-recurring professional and consulting expenses.
Adjusted EBITDA Margin is a non-GAAP financial measure. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales for the same period.
Adjusted Net Income (Loss) is a non-GAAP financial measure. We define Adjusted Net Income (Loss) as net income (loss) as adjusted for certain items that impact comparability from period to period. These adjustments include net (income) loss from discontinued operations, amortization expense, acquisition and divestiture expenses, restructuring expenses, equity appreciation rights expense, non-operating expenses (income), allocated Madison Industries costs, non-recurring professional and consulting expenses, and the tax effect of net income (loss) adjustments.
Adjusted Earnings Per Share is a non-GAAP financial measure. We define Adjusted Earnings Per Share as Adjusted Net Income (Loss) divided by weighted average diluted shares outstanding. The most directly comparable GAAP financial metric is earnings per share.
Adjusted Net Income Margin is a non-GAAP financial measure. We define Adjusted Net Income Margin as Adjusted Net Income divided by net sales for the same period.
Net debt is a non-GAAP liquidity measure. We define net debt as total debt adjusted for discounts and financing fees, net and cash and cash equivalents.
Net Leverage is a non-GAAP liquidity measure. We define Net Leverage as net debt divided by Adjusted EBITDA on a trailing twelve-month basis (“TTM”).
Adjusted Net Leverage is a non-GAAP liquidity measure. We define Adjusted Net Leverage as net debt calculated without giving effect to the net proceeds from the Private Placement, divided by Adjusted EBITDA on a TTM basis.
Backlog is a key performance indicator used to assist us in evaluating the performance of our business. Backlog represents the total expected future revenue from confirmed customer orders that have been received but not yet shipped or rendered as of a given date. Backlog is applicable to sales of products and systems and services. However, the timing and conversion of backlog is subject to numerous uncertainties and risks and are not necessarily indicative of the amount of revenue to be earned in the upcoming fiscal year.
Reconciliations
The following table reconciles Adjusted Gross Profit to GAAP Gross Profit, the most directly comparable GAAP measure:

	Actuals		Actuals
	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net sales	$1,126.7	$898.4	$3,041.7	$2,408.4
Cost of goods sold (excluding intangible amortization)	(704.0)	(539.6)	(1,879.6)	(1,472.8)
Technology intangible amortization	(8.5)	(9.5)	(27.4)	(25.6)
Gross Profit	414.2	349.3	1,134.7	910.0
Technology intangible amortization	8.5	9.5	27.4	25.6
Purchase accounting inventory adjustment	—	5.8	—	12.8
Adjusted Gross Profit	$422.7	$364.6	$1,162.1	$948.4
Gross Profit Margin	36.8%	38.9%	37.3%	37.8%
Adjusted Gross Profit Margin	37.5%	40.6%	38.2%	39.4%
2026 3Q Madison Air 4

The following table reconciles Adjusted Net Income to net income (loss), the most directly comparable GAAP measure and Adjusted Net Income (Loss) Margin to net income (loss) margin, the most directly comparable GAAP measure, in each of the periods:

	Actuals		Actuals		Pro Forma(1)
	Three months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025	2025
Net income (loss)	$107.4	$56.8	$220.9	$133.8	$67.6
Adjustments:
Net (income) loss from discontinued operations(2)	—	2.2	—	1.2	1.2
Amortization expense	39.9	40.8	121.5	100.7	122.2
Transaction related expenses(3)	17.1	6.0	20.3	24.8	68.9
Restructuring expenses(4)	1.8	0.8	4.7	3.5	5.4
Equity appreciation rights expense(5)	11.3	5.3	38.0	32.6	38.0
Non-operating expenses (income)(6)	50.4	(2.7)	50.4	(6.3)	(1.5)
Allocated Madison Industries costs(7)	—	2.6	10.0	8.4	8.4
Non-recurring professional and consulting expenses(8)	0.7	1.9	2.6	4.0	4.0
Loss on extinguishment of debt	—	—	27.7	—	—
Gain on insurance proceeds(9)	—	—	—	(5.8)	(5.8)
Write-off of deferred tax asset(10)	—	—	13.7	—	—
Tax effect of net income (loss) adjustments(11)	(29.3)	(14.2)	(67.2)	(40.9)	(45.8)
Adjusted net income (loss)	$199.3	$99.5	$442.6	$256.0	$262.6
Net sales	1,126.7	898.4	3,041.7	2,408.4	2,587.2
Net income (loss) margin	9.5%	6.3%	7.3%	5.6%	2.6%
Adjusted net income (loss) margin	17.7%	11.1%	14.6%	10.6%	10.1%
(1)Financial information presented on a Pro Forma basis solely to give effect to the AprilAire Acquisition as if such transaction had occurred on January 1, 2025. See the unaudited pro forma combined statements of operations filed as Exhibit 99.1 to this Quarterly Report on Form 10-Q for a description of the adjustments and assumptions underlying the Pro Forma financial information.
(2)Represents the results of discontinued operations from the divestiture of Nortek Global HVAC and its subsidiary.
(3)Represents direct transaction costs and acquisition related charges from acquisition and divestiture activity, including transaction fees, due diligence costs, transfer taxes and other direct costs related to acquisition activities, changes in the fair value of contingent consideration, purchase accounting adjustments, integration charges and professional and legal fees, and gain on the disposition of business. For the three and nine months ended September 30, 2026 transaction cost primarily related to the prospective acquisition of ebm-papst in addition to $4.5 million of costs incurred in connection with the IPO. For the three and nine months ended September 30, 2025 transaction costs primarily related to the AprilAire Acquisition.
(4)Represents costs associated with discrete, approved restructuring programs designed to optimize the Company's organizational structure and operating footprint, including employee severance and facility rationalization activities.
(5)Represents compensation expense under the EAR Plan and Amended EAR Plan.
(6)Represents pension expense and non-cash operating gains and losses including, foreign currency transaction on intercompany loans fixed asset disposals, available-for-sale marketable securities. and derivative instruments not classified as hedging instruments. For the three and nine months ended September 30, 2026 non-operating expense (income) included an unrealized loss of $52.2 million on derivative instruments. Refer to Note 12. Derivative Financial Instruments for additional information.
(7)Represents indirect costs for support received from Madison Industries for certain internal and external corporate activities including, but not limited to, consolidation accounting, legal, and other Madison Industries corporate and infrastructure related services that will no longer be incurred following the consummation of the Company's IPO. This does not include services that will continue to be provided by Madison Industries International Holdings LLC following the consummation of the IPO pursuant to the Transition Services Agreement.
(8)Represents expenses for professional and consulting services related to non-recurring transactions including one-time audit, legal and consulting fees incurred to prepare for IPO and SOX implementation, consulting fees for productivity improvement projects, legal fees, and leadership recruiting and relocation fees.
(9)Represents a one-time gain on insurance proceeds from damage to one of our manufacturing facilities.
(10)Represents the write-off of a deferred tax asset related to compensation deductions that are no longer expected to be realized due to limitation on deductibility following the IPO.
(11)The tax effect from the adjustments assumes an estimated average worldwide marginal current tax rate of approximately 24.2% and 23.3% for the three and nine months ended September 30, 2026, respectively, and 25.0% and 25.1% for the three and nine months ended September 30, 2025, respectively.
2026 3Q Madison Air 5

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, and Adjusted EBITDA Margin to net income (loss) margin, the most directly comparable GAAP measure, in each of the periods:

	Actuals		Actuals		Pro Forma(1)
	Three months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025	2025
Net income (loss)	$107.4	$56.8	$220.9	$133.8	$67.6
Adjustments:
Net (income) loss from discontinued operations(2)	—	2.2	—	1.2	1.2
Interest and financing expenses	36.9	100.1	184.7	255.0	301.7
Income tax expense (benefit)	20.2	25.4	78.1	58.6	42.1
Depreciation and amortization	52.5	53.1	160.1	135.6	161.3
Transaction related expenses(3)	17.1	6.0	20.3	24.8	68.9
Restructuring expenses(4)	1.8	0.8	4.7	3.5	5.4
Equity appreciation rights expense(5)	11.3	5.3	38.0	32.6	38.0
Non-operating expenses (income)(6)	50.4	(2.7)	50.4	(6.3)	(1.5)
Allocated Madison Industries costs(7)	—	2.6	10.0	8.4	8.4
Non-recurring professional and consulting expenses(8)	0.7	1.9	2.6	4.0	4.0
Loss on extinguishment of debt	—	—	27.7	—	—
Gain on insurance proceeds(9)	—	—	—	(5.8)	(5.8)
Adjusted EBITDA	$298.3	$251.5	$797.5	$645.4	$691.3
Net sales	1,126.7	898.4	3,041.7	2,408.4	2,587.2
Net income (loss) margin	9.5%	6.3%	7.3%	5.6%	2.6%
Adjusted EBITDA Margin	26.5%	28.0%	26.2%	26.8%	26.7%
(1)Financial information presented on a Pro Forma basis solely to give effect to the AprilAire Acquisition as if such transaction had occurred on January 1, 2025. See the unaudited pro forma combined statements of operations filed as Exhibit 99.1 to this Quarterly Report on Form 10-Q for a description of the adjustments and assumptions underlying the Pro Forma financial information.
(2)Represents the results of discontinued operations from the divestiture of Nortek Global HVAC and its subsidiary.
(3)Represents direct transaction costs and acquisition related charges from acquisition and divestiture activity, including transaction fees, due diligence costs, transfer taxes and other direct costs related to acquisition activities, changes in the fair value of contingent consideration, purchase accounting adjustments, integration charges and professional and legal fees, and gain on the disposition of business. For the three and nine months ended September 30, 2026 transaction cost primarily related to the prospective acquisition of ebm-papst in addition to $4.5 million of costs incurred in connection with the IPO. For the three and nine months ended September 30, 2025 transaction costs primarily related to the AprilAire Acquisition.
(4)Represents costs associated with discrete, approved restructuring programs designed to optimize the Company's organizational structure and operating footprint, including employee severance and facility rationalization activities.
(5)Represents compensation expense under the EAR Plan and Amended EAR Plan.
(6)Represents pension expense and non-cash operating gains and losses including, foreign currency transaction on intercompany loans fixed asset disposals, available-for-sale marketable securities. and derivative instruments not classified as hedging instruments. For the three and nine months ended September 30, 2026 non-operating expense (income) included an unrealized loss of $52.2 million on derivative instruments. Refer to Note 12. Derivative Financial Instruments for additional information.
(7)Represents indirect costs for support received from Madison Industries for certain internal and external corporate activities including, but not limited to, consolidation accounting, legal, and other Madison Industries corporate and infrastructure related services that will no longer be incurred following the consummation of the Company's IPO. This does not include services that will continue to be provided by Madison Industries International Holdings LLC following the consummation of the IPO pursuant to the Transition Services Agreement.
(8)Represents expenses for professional and consulting services related to non-recurring transactions including one-time audit, legal and consulting fees incurred to prepare for IPO and SOX implementation, consulting fees for productivity improvement projects, legal fees, and leadership recruiting and relocation fees.
(9)Represents a one-time gain on insurance proceeds from damage to one of our manufacturing facilities.
2026 3Q Madison Air 6

The following table reconciles Adjusted EPS to EPS from continuing operations, the most directly comparable GAAP measure in each of the periods:

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Income (loss) from continuing operations attributable to common shareholders	$107.4	$47.0	$210.2	$106.0
Adjustments:
Net (income) loss from discontinued operations(1)	—	2.2	—	1.2
Amortization expense	39.9	40.8	121.5	100.7
Transaction related expenses(2)	17.1	6.0	20.3	24.8
Restructuring expenses(3)	1.8	0.8	4.7	3.5
Equity appreciation rights expense(4)	11.3	5.3	38.0	32.6
Non-operating expenses (income)(5)	50.4	(2.7)	50.4	(6.3)
Allocated Madison Industries costs(6)	—	2.6	10.0	8.4
Non-recurring professional and consulting expenses(7)	0.7	1.9	2.6	4.0
Loss on extinguishment of debt	—	—	27.7	—
Gain on insurance proceeds(8)	—	—	—	(5.8)
Write-off of deferred tax asset(9)	—	—	13.7	—
Tax effect of net income (loss) adjustments(10)	(29.3)	(14.2)	(67.2)	(40.9)
Adjusted Income (loss) from continuing operations attributable to common share holders	$199.3	$89.7	$431.9	$228.2
Weighted-average shares outstanding - diluted	530,186,543	320,676,155	441,684,392	320,676,155
Net earnings per share - diluted	0.20	0.15	0.48	0.33
Adjusted net earnings per share - diluted	0.38	0.28	0.98	0.71
(1)Represents the results of discontinued operations from the divestiture of Nortek Global HVAC and its subsidiary.
(2)Represents direct transaction costs and acquisition related charges from acquisition and divestiture activity, including transaction fees, due diligence costs, transfer taxes and other direct costs related to acquisition activities, changes in the fair value of contingent consideration, purchase accounting adjustments, integration charges and professional and legal fees, and gain on the disposition of business. For the three and nine months ended September 30, 2026 transaction cost primarily related to the prospective acquisition of ebm-papst in addition to $4.5 million of costs incurred in connection with the IPO. For the three and nine months ended September 30, 2025 transaction costs primarily related to the AprilAire Acquisition.
(3)Represents costs associated with discrete, approved restructuring programs designed to optimize the Company's organizational structure and operating footprint, including employee severance and facility rationalization activities.
(4)Represents compensation expense under the EAR Plan and Amended EAR Plan.
(5)Represents pension expense and non-cash operating gains and losses including, foreign currency transaction on intercompany loans fixed asset disposals, available-for-sale marketable securities. and derivative instruments not classified as hedging instruments. For the three and nine months ended September 30, 2026 non-operating expense (income) included an unrealized loss of $52.2 million on derivative instruments. Refer to Note 12. Derivative Financial Instruments for additional information.
(6)Represents indirect costs for support received from Madison Industries for certain internal and external corporate activities including, but not limited to, consolidation accounting, legal, and other Madison Industries corporate and infrastructure related services that will no longer be incurred following the consummation of the Company's IPO. This does not include services that will continue to be provided by Madison Industries International Holdings LLC following the consummation of the IPO pursuant to the Transition Services Agreement.
(7)Represents expenses for professional and consulting services related to non-recurring transactions including one-time audit, legal and consulting fees incurred to prepare for IPO and SOX implementation, consulting fees for productivity improvement projects, legal fees, and leadership recruiting and relocation fees.
(8)Represents a one-time gain on insurance proceeds from damage to one of our manufacturing facilities.
(9)Represents the write-off of a deferred tax asset related to compensation deductions that are no longer expected to be realized due to limitation on deductibility following the IPO.
(10)The tax effect from the adjustments assumes an estimated average worldwide marginal current tax rate of approximately 24.2% and 23.3% for the three and nine months ended September 30, 2026, respectively, and 25.0% and 25.1% for the three and nine months ended September 30, 2025, respectively.
The following table reconciles Free Cash Flow to cash flows provided by (used in) operating activities, the most directly comparable GAAP measure, and calculates FCF Conversion in each of the periods:

	Nine months ended September 30,
	2026	2025
Net cash flows provided by (used in) operating activities	$328.4	$333.3
Net cash flow provided by (used in) operating activities - discontinued operations	—	0.6
Net cash flows provided by operating activities— continuing operations	328.4	332.7
Purchases of property, plant and equipment	(30.6)	(22.8)
Proceeds from disposal of property, plant and equipment	0.2	2.5
FCF	$298.0	$312.4
Net income (loss) from continuing operations	220.9	135.0
Operating cash flow conversion—continuing operations	148.7%	246.4%
FCF Conversion	134.9%	231.4%
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The following table reconciles Organic Sales to net sales, the most directly comparable GAAP measure in each of the periods:

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net sales	$1,126.7	$898.4	$3,041.7	$2,408.4
Less: Net sales attributable to AprilAire and foreign currency	0.2	—	(306.9)	(86.1)
Organic sales	$1,126.9	$898.4	$2,734.8	$2,322.3
The following table reconciles Net Leverage and Adjusted Net Leverage to total debt, the most directly comparable GAAP measure, and calculates the Net Leverage Ratios in each of the periods:

	September 30, 2026		December 31, 2025
Total debt	$3,057.0		$5,650.4
Adjustments:
Discounts and financing fees, net	29.7		68.6
Cash and cash equivalents	(2,645.2)		(208.4)
Net Debt	$441.5		$5,510.6
Net income (loss), TTM(1)	211.4		58.1
Adjusted EBITDA, TTM(1)	1,042.8		936.6
Total debt to Net income (loss)	14.5	x	97.3	x
Net Leverage	0.4	x	5.9	x
Add: Proceeds from Private Placement (net of offering cost)	2,217.4		—
Adjusted Net Debt	$2,658.9		$5,510.6
Adjusted Net Leverage	2.6	x	5.9	x
(1)Net income (loss), TTM and Adjusted EBITDA, TTM are calculated as the sum of net income (loss) and sum of Adjusted EBITDA, respectively, for the most recent four fiscal quarters.
FORWARD-LOOKING STATEMENTS. This press release and the corresponding presentation contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties. Forward-looking statements are subject to risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our guidance, financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “positions,” “likely,” “target,” “goal,” “strategy” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our future results of operations, estimated and projected costs, expenditures, cash flows, margin expansion, growth rates and financial results or our plans and objectives for future operations, growth opportunities, initiatives or strategies, or creation of long-term value are forward-looking statements.
All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: our estimates of the size of the markets we serve, including our total addressable market and the runway for growth in those markets, prove to be inaccurate; an inability to reduce or effectively manage our significant indebtedness and interest expense; a failure to develop and maintain effective internal control over financial reporting, including a failure to design and implement sufficient controls to remediate our material weaknesses; the markets into which we sell our products and services decline, do not grow as expected, experience cyclicality or shift towards products or services outside of our portfolio; changes in the general economy, the housing market or other business conditions; difficulties executing, integrating or realizing expected benefits from acquisitions, dispositions or joint ventures,including with respect to the ebm-papst acquisition, or exposure to unexpected liabilities from such transactions; uncertainties as to the timing of the ebm-papst acquisition and the risk that the ebm-papst acquisition may not be completed in a timely manner or at all, including as a result of a failure to obtain required merger control clearances, foreign investment control clearances and European Commission clearance under the EU Foreign Subsidies Regulation, or the imposition of conditions or remedies in connection with such clearances; the occurrence of any event, change or other circumstance that could give rise to the termination of the Sale and Purchase Agreement governing the ebm-papst acquisition, including circumstances requiring us to pay a break fee thereunder; the effect of the announcement or pendency of the ebm-papst acquisition on our business relationships, operating results and business generally, including the disruption of our current business plans and operations, the diversion of management’s attention and our ability to retain and hire key personnel; unexpected costs, charges or expenses resulting from the ebm-papst acquisition and potential litigation relating to the ebm-papst acquisition; our ability to successfully integrate ebm-papst and realize the anticipated benefits of the ebm-papst acquisition, including estimated costs, operational, tax and commercial synergies
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and the effects of the ebm-papst acquisition on our earnings and financial condition; the restrictions imposed on our ability to conduct primary follow-on equity offerings during the two-year period following the organizational transactions and associated limitations on our ability to raise equity capital to fund growth initiatives, acquisitions or other strategic opportunities; increasing competitive pressures in our industry and the markets in which we operate; difficulties implementing our 80/20 operating model or other strategies intended to improve organic growth, including our AI initiatives; an inability to demonstrate or communicate the benefits of our Return on Air value proposition; the loss of key customers; delays, failures or other challenges in developing and commercializing new versions of our products or new features and accessories; unsuccessful efforts to expand into adjacent markets; supplier shortages, rising raw material costs or disruptions in our distribution network; disruption of our operations in our manufacturing facilities, wholesale locations or key customer operations, including as a result of tariffs or other trade policies; changes in government regulations, trade policies and tariffs; and other factors disclosed in our filings with the Securities and Exchange Commission.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this press release and in the accompanying presentation are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Conference Call Details
Madison Air will host a conference call at 8:30 a.m. (ET) today to discuss third quarter results. A live webcast and replay will be available at https://investors.madisonair.com/events. In connection with this press release and conference call, the Company has posted an investor presentation for the three and nine months ended September 30, 2026 on its website at https://investors.madisonair.com.
About Madison Air
Madison Air (NYSE: MAIR) is an air quality solutions provider serving priority commercial and residential markets. Through its portfolio of trusted brands, including Addison, AprilAire, Big Ass Fans, Broan-NuTone, Nortek Air Solutions, Nortek Data Center Cooling and Reznor, the Company helps customers improve performance, protect critical assets and create healthier indoor environments. Madison Air's mission is to make the world safer, healthier and more productive through the power of better air.
Investor Relations:
Email: IR@MadisonAir.com
Media Contact:
Email: ccarey@MadisonAir.com

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